As filed with the Securities and Exchange Commission on August 19, 2026

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

BANCO SANTANDER, S.A.

(Exact Name of Registrant as Specified in Its Charter)

Kingdom of Spain		N/A
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
Ciudad Grupo Santander 28660 Boadilla del Monte (Madrid), Spain
(Address of Principal Executive Offices)

Webster Bank Retirement Savings Plan
(Full title of the plans)

Banco Santander, S.A. New York Branch 437 Madison Avenue New York, New York 10022 Attn: David Hermer (212) 350-3500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On February 3, 2026, Webster Financial Corporation, a Delaware corporation (“Webster”), entered into a Transaction Agreement (the “Transaction Agreement”) with Banco Santander, S.A., a Spanish sociedad anónima (the “Registrant”), and a wholly owned subsidiary of Webster incorporated in the State of Virginia (the “Webster Subsidiary”). On August 20, 2026, the Registrant will complete certain transactions contemplated by the Transaction Agreement for the acquisition of Webster and the Webster Subsidiary (the “Merger Effective Time”).

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by the Registrant to register 2,737,510 shares of capital stock, par value Euro 0.50 each, of the Registrant (“Capital Stock”), which may be represented in the form of the Registrant’s American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”), with each ADS representing one share of Capital Stock, which may be issuable under the Webster Bank Retirement Savings Plan (the “Webster Plan”), which was assumed by the Registrant pursuant to the transactions contemplated by the Transaction Agreement.

Pursuant to the terms of the Transaction Agreement and in connection with the transactions contemplated thereby, each issued and outstanding share of common stock, par value of $0.01 per share, of Webster became 2.0548 shares of Capital Stock, which may be delivered in the form of ADSs evidenced by ADRs, and $48.75 in cash. In addition, by virtue of the consummation of the transactions pursuant to the Transaction Agreement, the Registrant assumed sponsorship of the Webster Plan.

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Capital Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Capital Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)       The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed on February 27, 2026;

(b)       The Registrant’s report on Form 6-K furnished on April 1, 2026 restating certain financial information included in the Registrant’s Annual Report on Form 20-F and containing restated financial statements for the year ended December 31, 2025, 2024 and 2023;

(c)        All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2025;

(d)       The description of the Registrant’s ADSs evidenced by ADRs, each representing one share, and the description of the Registrant’s Capital Stock contained in Exhibit 2.2 the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2025, filed on February 27, 2026 under the Exchange Act, including any amendment thereto or subsequent report filed for the purpose of updating such description; and

(e)       Webster’s Annual Report on Form 11-K for the fiscal year ended December 31, 2025, filed with the Commission on June 18, 2026.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, including any Reports of Foreign Private Issuers on Form 6-K submitted during such period (or portion thereof) that is identified in such form as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. The Registrant is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable, see Item 3(c).

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Indemnification under Banco Santander’s By-Laws (estatutos) and Spanish Law

Under the Registrant’s bylaws and Spanish law, the Registrant’s directors will be liable to the Registrant and the shareholders and creditors of Banco Santander for any damage they cause through acts contrary to the law or the bylaws of the Registrant, or acts carried out in breach of the duties inherent to the discharge of their office. All directors shall be jointly liable for those acts, except those that evidence that they did not intervene in the approval and execution of the act and did not know about the act or, if they knew, did everything that they deem reasonable to avoid the damage or, at least, expressly opposed the act. The fact that the act has been approved, ratified or authorized by a Shareholders’ Meeting shall not relieve the directors from their liability. No provision of the Registrant’s bylaws provides for the indemnification of the directors with respect to such liabilities.

With respect to any offering pursuant to this registration statement, the Registrant may undertake to indemnify its directors and officers, to the extent permitted by applicable law and the Registrant’s bylaws, against any loss, claim, damages and judgments, and any expenses (including legal expenses) relating thereto, to which they may become subject under any U.S. state or federal securities laws insofar as such liabilities arise in connection with this registration statement.

Directors and Officers Insurance

The Registrant maintains an insurance policy that protects officers and directors of the Registrant and its consolidated subsidiaries from civil liabilities incurred as a result of actions taken in their official capacity associated with any civil, criminal or administrative process.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Registrant will submit or has submitted the Webster Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Webster Plan.

Exhibit Number
4.1	English translation of the Bylaws (Estatutos) of Banco Santander, S.A. (incorporated herein by reference to Exhibit 1.1 to our annual report on Form 20-F, filed on February 27, 2026)
4.2	Form of Amended and Restated Deposit Agreement dated as of September 7, 2021, among Banco Santander S.A., Citibank, N.A. as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued thereunder (incorporated herein by reference to Exhibit (a) to our Registration Statement on Form F-6 (File No. 333-259373) (filed with the Commission on September 7, 2021)
4.3	Form of American Depositary Receipt (included in Exhibit 4.2)
23.1*	Consent of PricewaterhouseCoopers Auditores, S.L., independent registered public accounting firm
23.2*	Consent of Weaver and Tidwell L.L.P., independent registered public accounting firm
24*	Powers of Attorney (included in the signature pages hereto)
99.1	Webster Bank Retirement Savings Plan, as amended and restated (incorporated herein by reference to Exhibit 99.1 to Webster’s Registration Statement on Form S-8 (File No. 333-239255) (filed with the Commission on June 18, 2020)
107*	Filing Fee Table
*Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madrid, Spain, on August 19, 2026.

Banco Santander, S.A.

By:	/s/ José G. Cantera
	Name:	José G. Cantera
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints (whether as a director, officer or authorized representative of Banco Santander, S.A., or otherwise) any member of the Board of Directors of Banco Santander, S.A., José García Cantera, Francisco Javier Illescas Fernández-Bermejo, José Antonio Soler Ramos, Juan Urigoen Irusta, Jose Maria Ciruelos Lozano, and Silvana Leticia Borgatti and each of them, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ana Botín
Ana Botín	Chairman of the Board of Directors	August 19, 2026

/s/ Héctor Grisi
Héctor Grisi	Chief Executive Officer (principal executive officer)	August 19, 2026

/s/ José G. Cantera
José G. Cantera	Chief Financial Officer (principal financial officer)	August 19, 2026

/s/ Manuel Preto
Manuel Preto	Group Chief Accounting Officer (principal accounting officer)	August 19, 2026

Glenn Hutchins	Vice Chairman of the Board of Directors

/s/ José Antonio Álvarez
José Antonio Álvarez	Vice Chairman of the Board of Directors	August 19, 2026

Juan Carlos Barrabés	Director

/s/ Germán de la Fuente
Germán de la Fuente	Director	August 19, 2026

/s/ Sol Daurella
Sol Daurella	Director	August 19, 2026

Henrique de Castro	Director

Gina Díez Barroso	Director

/s/ Luis Isasi Fernández de Bobadilla
Luis Isasi Fernández de Bobadilla	Director	August 19, 2026

/s/ Belén Romana
Belén Romana	Director	August 19, 2026

Deborah Vieitas	Director

Antonio Weiss	Director

/s/ Pamela Ann Walkden
Pamela Ann Walkden	Director	August 19, 2026

Javier Botín	Director

/s/ Jaime Pérez Renovales
Jaime Pérez Renovales	General Counsel and Secretary of the Board	August 19, 2026

/s/ Christina Riley
Christina Riley	Authorized U.S. Representative	August 19, 2026

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 19th day of August, 2026.

Webster Bank Retirement Savings Plan

By:	/s/ Samantha McMillan
Samantha McMillan
EVP, Head of SanUS Total Rewards and HR Operations